Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 27th day of August, 2019 (the “Effective Date”), by and between Severn Bancorp, Inc. and/or Severn Bank (sometimes collectively referred to as “SVBI”), “collectively, the “Company” and Vance W. Adkins (the “Executive”).

WHEREAS, SVBI wishes to employ Executive, as its Chief Financial Officer, on the terms and conditions herein contained;

WHEREAS, the Executive wishes to commence or continue employment with SVBI on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Employment and Duties. The Executive shall commence employment as Chief Financial Officer of Severn Bancorp and Severn Bank (the “Position”) on the terms and subject to the conditions of this Agreement. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities customary of the Position. The Executive agrees to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities relating to the Position as are customary and as may be assigned to the Executive by SVBI’s Chief Executive Officer and the Board of Directors of SVBI, as appropriate, or their designees.

2.           Term. The Term (defined below) of this Agreement is effective as of September 16, 2019, (“Effective Date”) and will continue for one year (the “Initial Term”) or (ii) the date this Agreement otherwise terminates pursuant to Section 6 below; provided, however, that at the end of the Initial Term, if this Agreement has not been previously terminated pursuant to Section 6 below, this Agreement shall be automatically extended for a one-year term (a “Renewal Term”), commencing at the end of the Initial Term, unless either party gives written notice of non-renewal no later than ninety (90) days prior to the end of the Initial Term.  This Agreement shall continue to be further extended for an additional one-year term at the end of each Renewal Term, unless either party gives written notice of non-renewal no later than thirty (30) days prior to the end of the applicable Renewal Term.  During the Initial Term or any Renewal Term, this Agreement may be terminated at any time pursuant to Section 6 or section below.  Upon the expiration or non-renewal of this Agreement at the end of the Initial Term or any Renewal Term, the Company shall have no further liability or obligations to the Executive, except as set forth herein.  The term of this Agreement, including the Initial Term and all Renewal Terms, if any, is referred to herein as the “Term.”

3.           Compensation.

(a)          Base Salary.  The Executive will be paid an annual base salary as determined by the Board of Directors of SVBI or its Compensation Committee (the “Compensation Committee”), which total base salary, however, shall not be less than $240,000 per year, subject to all applicable withholdings.  The base salary shall be paid in approximately equal installments to the Executive in accordance with established payroll practices of the Company (but no less frequently than monthly).

(b)          Annual Incentive. During the Term, the Executive will be eligible to participate in any annual incentive plan, if any, applicable to Severn Bank executives and approved by the Board of Directors of SVBI and to be paid in accordance with the terms of such plan. Any incentive payments due hereunder shall be payable to the Executive on a date determined by The Compensation Committee but in no event later than three (3) months following the end of the applicable calendar year.  The annual incentive shall also be referred to herein as a “bonus.”

(c)        Stock Compensation.  The Executive shall be eligible to participate to the extent and in the manner provided and to receive equity-based awards under any equity plan established by SVBI in accordance with the terms of such plan, as the Compensation Committee may determine, and which terms may be modified in the discretion of the Compensation Committee.

(d)          Clawback. The Executive agrees that any incentive compensation (including both equity and cash incentive compensation) that Executive receives from Severn Bank or the Company is subject to repayment (i.e., clawback) to the Company or a related entity as determined by the Compensation Committee in the event (i) a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that the financial statements were materially inaccurate and any incentive compensation paid would have been a materially lower amount had it been calculated based on such restated results or (ii) the repayment is otherwise required by applicable federal or state law or regulation or stock exchange requirement, or as set forth on a separate “clawback” policy, as may be adopted from time to time by the SVBI Board of Directors.  Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined in Section 19) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Compensation Committee, the Executive agrees that such repayment may, in the discretion of the Compensation Committee, be accomplished by withholding of any unvested equity or future compensation to be paid to the Executive by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

4.           Benefit Plans.  The Executive shall be eligible to participate in any benefit plans or programs that the Company provides to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees.

5.           Reimbursement of Expenses.  Executive shall be reimbursed upon Executive’s incurring reasonable and approved business expenses in connection with the performance of his duties, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging, and other business expenses incurred by the Executive.  The Company reserves the right to review these expenses and determine, in its sole discretion, whether to approve the expense and whether future reimbursement of such expenses to the Executive will continue without prior approval by the Boards of Directors of SVBI or their designees.  All requests for reimbursement shall be submitted by Executive within sixty (60) days of incurring any reimbursable expense, and payment shall be made within thirty (30) days of submittal of such request(s).

6.           Termination of Employment.

(a)          Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. The Executive’s spouse, if she survives the Executive, or, if not, the Executive’s estate shall receive (A) any unpaid base salary for time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than 60 days thereafter; (B) any incentive or annual bonus compensation earned during the calendar year preceding the calendar year of termination, but not yet paid as of the date of termination, payable on the earlier of (i) the thirtieth (30th) day after the date of termination, or (ii) when otherwise due; (C) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (A) – (C) collectively are referred to as the “Accrued Obligations”). If the Company determines that Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s assigned duties. In the event of a termination due to Incapacity, the Company shall pay the Accrued Obligations to the Executive. For purposes of this Agreement, “Incapacity” shall occur if the Company determines that the Executive is suffering a physical or mental impairment that renders the Executive unable to perform the essential functions of the Position, and such impairment exists for six months within any twelve-month period.  Notwithstanding any other provision in this Agreement, SVBI shall comply with all requirements of the Americans with Disabilities Act.  Further, if the Executive’s employment is terminated due to death or “Incapacity,” then no payments (other than the Accrued Obligations under this Section 6(a)) shall be owed or paid under Section 7(a) or Section 9(a).

(b)          Termination by Company With or Without Cause. Severn Bank may terminate the Executive’s employment during the term of this Agreement, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)         the Executive’s willful misconduct in connection with the performance of the Executive’s duties;

(ii)        the Executive’s misappropriation or embezzlement of funds or material property of the Company;

(iii)       the Executive’s fraud or dishonesty with respect to the Company;

(iv)      the Executive’s failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), including but not limited to meeting the material performance expectations of the Company, as communicated to Executive in writing, or the Executive’s failure to follow reasonable instructions or policies of the Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Board in its reasonable business judgment) to remedy such failure, which period shall be not less than thirty (30) days;

(v)         the Executive’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude; or

(vi)       the Executive’s conviction of or entering a guilty plea of no contest with respect to any crime for which he receives imprisonment as a punishment;

(vii)      the Executive’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Board in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is deemed by the Board to be capable of being remedied) which period shall be not less than thirty (30) days;

(viii)     the Executive’s material breach of fiduciary duties owed to the Company; or

(ix)       the Executive’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result in the good faith judgment of the Board, in injury to the Company, monetarily or otherwise.

(c)         Termination by Executive for Good Reason. The Executive may terminate employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)          a material reduction in the Executive’s base salary; or

(ii)        a permanent demotion of the Executive and diminution in duties that requires Executive to perform continued duties materially inconsistent with the Executive’s Position, authority, duties or responsibilities as contemplated by Section 1 hereof; or

(iii)       the relocation of the Executive to any other primary place of employment more than 50 miles from the Company headquarters in Annapolis, Maryland, without the Executive’s express written consent to such relocation; or

(iv)       a material breach of this Agreement by the Company.

The Executive is required to provide notice to the Company of the existence of a condition described in Section 6(c) above within a sixty (60) day period after the initial existence of the condition, and the Company shall have thirty (30) days after notice to remedy the condition without liability.  To trigger payment under this Section, the Executive must also terminate employment within 180 days after the occurrence of the event constituting “Good Reason.”

Notwithstanding the above, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Company exists, or an isolated, insubstantial or inadvertent action by the Company.

7.            Obligations Upon Termination.

(a)         Without Cause; Good Reason. If, during the Term, the Company shall terminate the Executive’s employment without Cause (which shall not include the cessation of employment as a result of the non-renewal or expiration of the Agreement) or the Executive shall terminate employment for Good Reason, the Executive shall be entitled to the Accrued Obligations (as defined in Section 6 (a)) and, upon Executive’s signing the Release attached as Exhibit A, which Release must be signed and not revoked within the period set forth in the Release, subject to any applicable delay under Section 19, the Executive shall also be entitled to the following benefits:

(i)          If termination takes place during Executive’s first year of employment, payment of an amount equal to three (3) months of the Executive's base salary, payable in a one-time lump sum at termination of employment.  However, the Company shall have a right to delay payment in its sole discretion for a sixty (60) period following termination or if payment would be prohibited by applicable law (but only until the payment is no longer prohibited), each in accordance with the requirements of Code Section 409A.  If termination takes place following one year of employment, then payment of an amount equal to six (6) months base salary shall be paid in the same fashion as above described.

(ii)        For twelve (12) months after the date of termination, the Executive shall receive coverage under all employee health insurance programs or plans (medical, dental and vision) (“Health Care Plans”) in which the Executive and/or his spouse and any of his dependents were entitled to participate immediately prior to such termination, with the Company paying the lesser of (A) the dollar amount of premium that the employer paid immediately prior to the termination of employment without regard to any subsequent increase in premium otherwise due or (B) the employer portion of the premium due for the coverage actually provided (the “Heath Care Continuance Benefit”), provided that the continued participation of the Executive and/or his spouse and any of his dependents is possible under the general terms and provisions of the Health Care Plans.  If the Company cannot maintain such coverage for the Executive or his spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), the Company shall provide the Health Care Continuance Benefit by either providing substantially identical benefits directly, or through an insurance arrangement, or by paying Executive the above amount for twelve-months (12) months after the date of termination with such payments to be made in accordance with the Company's established payroll practices (but no less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.  To the extent allowed by applicable law, the 12-month Health Care Continuance Benefit period shall run concurrently with the period for which the Executive and/or his spouse and any of his dependents would be eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (the “COBRA Period”).

(iii)        Notwithstanding the foregoing, and in addition to the Employer’s remedies set forth in Section 7(f), all such payments and benefits under Section 7(a) otherwise to be made after Executive’s termination of employment shall cease to be paid, and the Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of the Employer, engages in any activity prohibited in Section 7 or any of its sub-parts or breaches Section 8.

(b)         Non-Competition.  Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise to be made after the Executive’s termination of employment shall cease to be paid, and the Company shall have no further obligation with respect thereto, in the event the Executive engages in any activity prohibited in Section 7.  In exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration, the Executive agrees that the Executive will not engage in Competition for a period of twelve (12) months after the Executive’s employment with Severn Bank ceases for any reason under which payment would be due under Section 7(a) (including if payment is not actually made due to the failure of the Executive to execute and not revoke the Release required therein).  For purposes hereof, “Competition” means the Executive’s performing duties that are the same as or substantially similar to those duties performed by Executive for Severn Bank within twelve (12) months of the cessation of Executive’s employment, as an officer, a director, an employee, a partner or in any other capacity, within twenty-five (25) miles of the headquarters of Severn Bank (or any Maryland headquarters of any successor of any of them) in the event of a merger consummated as of the last day of employment) or within ten (10) miles of any branch office of Severn Bank (or any successor - as to its Maryland branches only) in the event of a merger consummated as of the last day of employment, as such locations exist as of the date Executive’s employment ceases, if those duties are performed for a bank of other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by Severn Bank at the time Executive’s employment ceases.

(c)          Non-Piracy.  In exchange for the benefits promised in this Agreement and other valuable consideration, the Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, including the expiration or nonrenewal of this Agreement at the end of the Initial Term or any Renewal Term, Executive will not, directly or indirectly, solicit, divert from Severn Bank, or transact business with any “Customers” of the Bank with whom Executive had “Material Contact” during the last twelve (12) months of the Executive’s employment or about whom the Executive obtained information not known generally to the public while acting within the scope of his employment during the last twenty-four months (24) of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to those offered by Severn Bank at the time Executive’s employment ceases.  “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of Severn Bank. “Customer” means any person or entity with whom Severn Bank (or any subsidiary or division) had a depository or other contractual relationship, pursuant to which Severn Bank or any subsidiary or division provided products or services within twenty-four months (24) prior to the cessation of Executive’s employment.

(d)         Non-Solicitation. In exchange for the benefits promised in this Agreement and other valuable consideration, the Executive agrees that for a period of twelve (12) months after employment ceases, for any reason, including the expiration or nonrenewal of this Agreement at the end of the Initial Term or any Renewal Term.  Executive will not, directly or indirectly, hire any person employed by the Company or solicit for hire or induce any person to terminate their employment with the Company, if the purpose is to compete with the Company.

(e)         For Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause or if the Executive terminates employment other than for Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than the payment to the Executive of the Accrued Obligations.

(f)           Remedies. The Executive acknowledges that the covenants set forth in

Sections 7 and 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of SVBI.  The Executive further acknowledges that if the Executive breaches or threatens to breach any provision of Sections 7 and 8, SVBI’s remedies at law will be inadequate, and SVBI will be irreparably harmed.  Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies and being entitled to all reasonable attorney’s fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Sections 7 or 8.

(g)          Breach does not excuse performance. Executive agrees that a breach by
SVBI of any provision of this Agreement (other than a breach of Section 3 or 4) shall not excuse Executive’s obligation to adhere to the covenants in Sections 7 and 8 and shall not constitute a defense to the enforcement thereof by the Company.

8.          Confidentiality. As an employee of SVBI, the Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to SVBI, and/or its affiliates and subsidiaries, and the Executive acknowledges a fiduciary duty owed to SVBI and its affiliates and subsidiaries not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning SVBI, its affiliates and subsidiaries or their customers that is not generally known to the public or generally in the banking industry. The Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by SVBI; provided, however, that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Maryland Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from performing any duty or obligation that shall arise as a matter of law. Specifically, the Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Executive’s right and ability to provide information to any federal, state or local agency in connection with the lawful exercise of such agency’s authority. In the event the Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, the Executive shall promptly provide SVBI with notice of the same and either receive approval from SVBI to make the disclosure or cooperate with SVBI in SVBI’'s effort, at its sole expense, to avoid disclosure.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

●
Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

●	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.            Termination After Change of Control.

(a)          Without Cause or for Good Reason. If Executive’s employment is involuntarily terminated without Cause within one (1) year after a Change of Control shall have occurred or if the Executive resigns for Good Reason within one (1) year after a Change of Control shall have occurred, then SVBI shall pay to Executive as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld), (i) the Accrued Obligations and (ii) following Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release, payment or severance therein, the following:

(i)           If Change of Control takes place within the first year of Executive’s employment an amount equal to twelve (12) months of the Executive’s base salary as in effect at the time of termination, payable in thirty-six (36) equal semi-monthly installments beginning on the first regular payroll date following the signing and non-revocation of the Release.  If Change of Control takes place more than twelve (12) months after commencement of Executive’s employment, the amount shall be eighteen (18) months of the Executive’s base salary, paid in the same fashion as above described.

(ii)         Payment of an amount equal to the product of twelve (12) times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees (including any applicable coverage for spouses and dependents) in effect on the date of termination, made in a lump sum on the first regular payroll date following the signing and non-revocation of the Release.

(b)          It is the intention of the parties that no payment be made or benefit provided to the Executive pursuant to this Agreement or any other agreement between the Executive and the Company or SVBI that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder (“Code Section 280G”), thereby resulting in a loss of an income tax deduction by SVBI or the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code.  If the independent accountants serving as auditors for the Company  on the date of a Change of Control within the meaning of Code Section 280G (or any other accounting firm designated by SVBI) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on such Change of Control, would be nondeductible by SVBI under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between the Executive and SVBI will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

Superseding Provisions. The benefits and payments set forth in Section 9(a) that may be due in connection with a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a)(i), (ii) and (iii). The benefits and payments due under Section 9(a) replace those in Section 7(a)(i), (ii) and (iii), and are not cumulative thereof.

(c)          For Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause or if the Executive voluntarily terminates his employment other than for Good Reason, within one (1) year after a Change of Control, this Agreement shall terminate without any further obligation of the Company to the Executive other than the payment to the Executive of the Accrued Obligations.

10.         Change of Control Defined. For purposes of this Agreement, other than Section 9(b), a “Change of Control” occurs if, after the Effective Date, (i) any person, including persons acting as a group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of SVBI securities having 50% or more of the combined voting power of the then outstanding SVBI securities that may be cast for the election of SVBI’s directors other than a result of an issuance of securities initiated by SVBI or open market purchases approved by the Board of Directors of SVBI as long as the majority of the Board of Directors of SVBI approving the purchases is a majority at the time the purchases are made; (ii) during any 12-month period, as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of SVBI before such events cease to constitute a majority of the Board of Directors of SVBI as applicable, or any successor’s board; or (iii) any person, including persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from SVBI that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of SVBI, immediately before such acquisition or acquisitions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) – (iii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. The above definition of Change of Control is intended to, and shall be interpreted in a manner as to, comply with the requirements of Code Section 409A.

11.        Documents. All documents, records, tapes and other media of any kind or description relating to the business of SVBI or any of its subsidiaries (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of SVBI. The Documents (and any copies) shall be returned to SVBI upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of SVBI or its designee may specify.

12.          Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

13.          Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Maryland.

14.          Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of Maryland.  The parties further agree that venue in the event a dispute not otherwise governed by arbitration pursuant to Section 21, shall be exclusively in the Circuit Court of Anne Arundel County, or the applicable federal court for that County, at the sole option of SVBI, and Executive agrees not to object to venue.

15.          Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

16.          Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

17.          Binding Effect. This Agreement shall be binding upon the Executive and on SVBI, or its successors and assigns, on the Effective Date subject to the approval by the Boards of Directors of SVBI, will require any successor to all or substantially all of the business and/or assets of SVBI to assume expressly and agree to perform this Agreement in the same manner and to the same extent that SVBI would be required to perform it if no such succession had taken place. This Agreement shall be freely assignable by SVBI.

18.         No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and SVBI. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and SVBI agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

19.          Code Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)          Neither the Executive nor SVBI shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with SVBI or the Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with SVBI to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by SVBI from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by SVBI thereafter on the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 20(c), then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of the Executive’s termination to the date of payment.

(d)          With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with SVBI’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)          If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(f)          When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”) or a period of time following termination of employment, the actual date of payment within the specified period shall be within the sole discretion of SVBI and, if any specified period covers two calendar years, payment shall be made in the second calendar year.

(g)         Notwithstanding any of the provisions of this Agreement, the Executive shall be solely liable, and SVBI shall not be liable in any way to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

20.         Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither SVBI nor any subsidiary shall be obligated to make, and the Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to SVBI or any subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or the Board of Governors of the Federal Reserve System.

21.          Arbitration Disputes.

(a)          Agreement to Arbitrate.  Any dispute regarding, relating to, or arising in connection with the employment of the Executive by the Company (other than claims for workers’ compensation, unemployment insurance, administrative claims before the National Labor Relations Board, the Equal Employment Opportunity Commission , or any other parallel state or local agency, claims which relate to or arise out of an alleged breach of Section 7(b)-(g) of this Agreement, or any matter expressly exempted from arbitration by law), or regarding the interpretation, enforcement, or alleged violation of this Agreement, shall be resolved exclusively by final and binding arbitration in the state of Maryland, pursuant to the Employment Arbitration Rules of the American Arbitration Association, upon a request submitted in writing within thirty (30) days from the date that the dispute first arose or within thirty (30) days from the effective date of the Executive’s termination of employment with the Company, whichever date is earlier; provided, however, that  if the Executive’s claim arose under a statute providing for a longer time to file a claim, then that statute shall govern.  The Executive understands and acknowledges that he will not be allowed to bring his claim before a court or a jury, but that it will be heard solely in arbitration.  Further, the Executive or the Company may demand arbitration of any such dispute upon written notice to the other, sent by certified mail with return receipt requested, which notice shall include a detailed description of the dispute, a statement of the date the dispute first arose, and a statement of the relief requested. Any failure to timely demand arbitration shall constitute a waiver of all rights to raise or present any claims in any forum arising out of any dispute that was subject to arbitration.  The limitations period set forth in this Section shall not be subject to tolling, equitable or otherwise.

(b)         Selection of Arbitrator.  All disputes that are subject to arbitration shall be resolved by a final and binding arbitration which shall be conducted by a single arbitrator to be selected as follows:  the Executive and the Company will obtain a list of five arbitrators from the American Arbitration Association, each of whom will have experience in arbitrating employment disputes.  Upon receipt of this list, the Executive and the Company will each strike from the list two arbitrators, leaving the remaining arbitrator as the parties’ decision maker, unless the parties mutually agree to an otherwise acceptable arbitrator.  The Executive shall be the first to strike two arbitrators from the list.  The arbitration hearing shall be held in Anne Arundel County, Maryland at a neutral location selected by the parties or, in the event the parties are unable to agree, at a location designated by the arbitrator.

(c)          Authority of Arbitrator.  The arbitrator shall only be authorized to exercise the powers specifically enumerated by this section and to decide the dispute in accordance with governing principles of law and equity.  The arbitrator shall have no authority to modify the powers granted by the terms of this section or to modify the terms of this Agreement, except as required by law.  The arbitrator shall have the authority to rule on motions by the parties, to issue protective orders upon motion of any party or third party, and to determine only the disputes submitted by the parties based upon the grounds presented.  Any dispute or argument not presented by the parties is outside the scope of the arbitrator’s jurisdiction and any award invoking such disputes or arguments is subject to a motion to vacate; provided, however, the arbitrator shall have exclusive authority to resolve any dispute relating to the validity, interpretation, and enforcement of this Agreement.

(d)         Opinion and Award.  The arbitrator shall issue a written opinion and award.  The arbitrator’s opinion and award must be signed and dated, and shall be issued within ninety (90) days of closing arguments or the receipt of post hearing briefs, whichever is later.  The arbitrator’s opinion and award shall decide all issues submitted.  The arbitrator’s opinion and award shall set forth the legal principles supporting each part of the opinion.  The arbitrator shall only be permitted to award those remedies in law or equity which are requested by the parties and which he determines to be supported by the credible, relevant evidence.

(e)          Enforcement of the Arbitrator’s Award.  The opinion and award of the arbitrator shall be final and binding on the parties, and it may be confirmed, enforced, corrected, or vacated by either party only to the extent authorized by applicable law.

(f)          Fees and Costs.  Each party shall be responsible for its own attorney’s fees, except as provided by law, and for all costs associated with discovery unless otherwise ordered by the arbitrator.  Each party shall also be responsible for one-half of the arbitrator’s fee and one-half of any costs associated with the facilities for the arbitration hearing.

22.          Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and, upon the Effective Date, it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of the Company for any cessation of employment occurring while this Agreement is in effect.

23.          Survivability. The provisions of Section 7 and 8 shall survive the termination, expiration or non-renewal of this Agreement.

24.          Title. The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.

Signature Block on Next Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

Severn Bancorp, Inc. and Severn Bank

Date: August 27, 2019	By: /s/ Alan J. Hyatt
Alan J. Hyatt, President

EXECUTIVE

Date: August 27, 2019	/s/ Vance W. Adkins
Vance W. Adkins

EXHIBIT A

RELEASE

In consideration of the benefits promised in the Employment Agreement, Vance W. Adkins (“Executive”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Severn Bancorp, Inc. and its subsidiary and affiliated companies and each of their agents, directors, members, shareholders, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under, or in concert with any of them collectively “Releases” from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Releasees’ right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation  (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

Executive hereby acknowledges and agrees that the execution of this Release and the cessation of Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts.  Executive further acknowledges and agrees that:

a.          The Release given by Executive is given solely in exchange for the benefits set forth in the Employment Agreement between SVBI and Executive to which this Release was initially attached and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b.            By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

c.            Executive has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.            Executive has been offered twenty-one (21) days (or 45 days if applicable) from receipt of this Release within which to consider whether to sign this Release; and

e.            For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering the revocation to an SVBI officer and it shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of Executive and shall inure to the benefit of the successors and assigns of SVBI

August 27, 2019	/s/ Vance W. Adkins
Date	Vance W. Adkins